Exhibit 4.2

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT is made as of the 22nd day of June, 2005 and is

AMONG

COMPANIA MINERA PITALLA, S.A. DE C.V., a Mexican corporation

AND

MARK S. ISAACS AND MEL HERDRICK

(each, a Member, and where indicated a “Principal,” and together the “Principals”)

AND

EL DRAGON MINERALS, LLC A Nevada limited liability company (“El Dragon”)

AND

PEDIMENT EXPLORATION LTD., a British Columbia corporation (“Pediment”)

BACKGROUND

A.	El Dragon is the beneficial owner of 599 of the 600 issued and outstanding shares of Compania Minera Pitalla, S.A. de C.V., a Mexican corporation (“Pitalla”);

B.	Pediment (or Skinny Technologies Inc. as it was then known) entered into a letter of intent dated July 29, 2004 in order for Pediment to acquire El Dragon’s interest in Pitalla in exchange for 5.4 million shares for a deemed value of $CAD 405,000 based on the trading value of the shares of Skinny Technologies on the date the Letter of Intent was signed;

C.	Pediment is a public company whose shares trade on the NEX Board of the TSX Venture Exchange;

D.	El Dragon wishes to sell to Pediment and Pediment wishes to purchase from El Dragon all of the issued and outstanding shares of Pitalla beneficially owned by El Dragon on the terms and conditions set forth in this Agreement.

P:\Clients\1-Sedar\Pediment\RTO-mex\Share Exchange Agreement - FINAL clean.doc

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TERMS OF AGREEMENT

IN CONSIDERATION of the mutual agreements herein contained and of other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree with one another as follows:

1.	Definitions and Interpretation

1.1.	Definitions. Whenever used in this Agreement, the following words and terms will have the respective meanings ascribed to them below:

	1.1.1.	“Acquired Shares” has the meaning given in Section 2.1;

	1.1.2.	“Acquisition Shares” means an aggregate 5,400,000 Pediment Shares, subject to adjustment as provided in Section 8;

	1.1.3.	“Additional Shares” has the meaning given in Section 2.2, subject to adjustment as provided in Section 8;

	1.1.4.	“Agreement” means this Share Exchange Agreement and all instruments supplemental to or in amendment or confirmation of this Share Exchange Agreement, and all references to this Agreement will include the agreements executed at or prior to the Closing in substantially the form of the attached Schedules;

	1.1.5.	“Assets” means the property and assets of Pitalla or Pediment, as the case may be, as a going concern of every kind and description, wheresoever situated;

	1.1.6.	“Business” means in the case of Pitalla, mineral acquisition and exploration and in the case of Pediment, a holding corporation;

	1.1.7.	“Business Day” means any day, other than a Saturday, Sunday or any other day on which the principal chartered banks located in the City of Vancouver are not open for business during normal banking hours;

	1.1.8.	“Closing” means the completion of the purchase and sale of the Acquired Shares pursuant to this Agreement;

	1.1.9.	“Closing Date” means the 5th Business Day following the receipt of final approval of the transactions contemplated by this Agreement from the Exchange, provided that such date is on or before August 31, 2005;

	1.1.10.	“Closing Date Financial Statements” means the unaudited financial statements of Pediment for the period from its last completed financial year to March 31, 2005, prepared in accordance with GAAP, together with notes on those statements;

	1.1.11.	“Closing Time” means 10:00 a.m. (Vancouver time) on the Closing Date or such other time on such date as the parties may agree as the time at which the Closing will take place;

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1.1.12.	“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, pre-emptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset);

1.1.13.	“Escrow Agreement” means such escrow agreement as may be required by the Exchange in connection with the transactions contemplated by this Agreement;

1.1.14.	“Exchange” means the TSX Venture Exchange;

1.1.15.	“GAAP” means generally accepted accounting principles approved from time to time by, as the case may be, the Canadian Institute of Chartered Accountants, Mexican Institute of Public Accountants, or any successor institute, applied on a consistent basis;

1.1.16.	“Governmental Authority” means any federal, provincial, state, municipal, county or regional government or governmental authority, domestic or foreign and includes any department, commission, board, administrative agency or regulatory body thereof;

1.1.17.	“Material Contracts” means (i) every agreement, contract or obligation requiring payment by or to Pitalla or Pediment, as the case may be, of an amount in any one year in the aggregate of more than $25,000; (ii) every agreement or contract which has, or might have, any material direct or indirect effect (by license, assignment or otherwise) on the Assets or Business of Pitalla or Pediment, as the case may be (including all of the agreements pursuant to which Pitalla has an interest in the Properties); and (iii) every agreement or contract with or with respect to any directors, officers, shareholders, consultants or employees of Pitalla or Pediment, as the case may be (including, without limitation collective bargaining agreements and pension and benefit plans);

1.1.18.	“Person” includes an individual, corporation, partnership, joint venture, trust, unincorporated organization, the Crown or any agency or instrumentality thereof or any other juridical entity;

1.1.19.	“Pediment Financial Statements” means the unaudited financial statements of Pediment for the period ended March 31, 2005, copies of which are attached as Schedule C;

1.1.20.	“Pediment Liabilities” means all debts, liabilities (whether assumed, absolute or contingent or whether liquidated or unliquidated) and obligations of Pediment as at the Closing Date;

1.1.21.	“Pediment Shares” means the common shares in the capital of Pediment as they are presently constituted;

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1.1.22.	“Pitalla Financial Statements” means Audited financial statements for the years ending Deceomber 31, 2003 and 2004, copies of which are attached as part of Schedule B;

1.1.23.	“Properties” means the various mining properties, concessions and prospects held by Pitalla in Mexico, all as more specifically described in Schedule H;

1.1.24.	“Subsidiary” means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and will include any body corporate, partnership, joint venture or other entity over which it exercises direction or control;

1.1.25.	“Taxes” means all levies and assessments imposed by any Governmental Authority, including but not limited to all income, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise or property taxes, together with any applicable interest or penalty.

1.2.	Gender and Number. In this Agreement, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.3.	Article and Section Headings. Article and Section headings contained in this Agreement are included solely for convenience, are not intended to be full or accurate descriptions of the content of any Article or Section and will not be considered to be part of this Agreement.

1.4.	Schedules. The following Schedules are an integral part of this Agreement:

Schedule A – List of Shareholders and Number of Pitalla Shares beneficially owned Schedule B – Pitalla Financial Statements Schedule C – Pediment Financial Statements Schedule D – Acquired Shares, Acquisition Shares and the Additional Shares Schedule E – Pitalla Material Contracts Schedule F – Pediment Material Contracts Schedule G – Permitted Encumbrances Schedule H – Properties of Pitalla Schedule I – Options and Warrants outstanding in Pediment Schedule J – Name and Address of Shareholders Resident in the United States Schedule K – Payments required to maintain Properties in Good Standing Schedule L – Option Payments required to be made on San Martin and San Martin Extension Properties.

1.5.	Accounting Terms. Unless otherwise indicated, all accounting terms not otherwise defined have the meanings assigned to them, and all calculations are to be made and all financial data to be submitted are to be prepared, in accordance with GAAP.

1.6.	Arm’s Length. For purposes of this Agreement, Persons are not dealing “at arm’s length” with one another if they would not be considered to be dealing at arm’s length with one another for purposes of the Income Tax Act (Canada), as amended.

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1.7.	Statutory Instruments. Unless otherwise specifically provided in this Agreement, any reference in this Agreement to any law, by-law, rule, regulation, order, act or statute of any government, Governmental Authority or other regulatory body will be construed as a reference to those as amended or re-enacted from time to time or as a reference to any successor thereof.

2.	Share Exchange

2.1.	Acquired Shares. Upon and subject to the terms of this Agreement, El Dragon agrees to transfer to Pediment, and Pediment agrees to acquire from El Dragon all of the issued and outstanding shares of Pitalla (the “Acquired Shares”), free and clear of all Encumbrances, in exchange for the Acquisition Shares.

2.2.	Acquisition Shares. The purchase price for the Acquired Shares will be paid by the issuance to those members of El Dragon listed in Schedule D hereto (the “Members”) of the fully paid and non-assessable Acquisition Shares . Consistent with approval of such distribution by the Manager of El Dragon, the Acquisition Shares will be issued to and allocated among the Members as set forth in Schedule D.

In addition, at such time as the following conditions are met, Pediment shall issue a further 2,500,000 of its common shares (the “Additional Shares”) (as such shares are presently constituted):

	i)	an aggregate of at least 1,000,000 ounces of gold or gold equivalent “mineral resource”, is determined to be situated on any three or fewer of the Current Properties or on properties acquired by Pitalla or Pediment that have an outer boundary that lies within three kilometres of any of the Current Properties, based on an independent report prepared in accordance with Policy 43-101 of the British Columbia Securities Commission; and

	ii)	at least 500,000 ounces of such mineral resource is so determined to be situated on one of the Properties;

provided, however, that if the conditions set forth in Section 2.2 are not met by December 31, 2011, none of the Additional Shares shall be issued.

For purposes of determining gold equivalent mineral resources, silver will be converted to gold equivalent at the ratio of 75 ounces of silver to one ounce of gold, and copper will be converted to gold equivalent at the ratio of 340 pounds of copper to one ounce of gold. Other valuable metals shall be converted at US dollar equivalents to gold prevailing at the time of a resource being established and supported by an independent report in accordance with Policy 43-101.

The Additional Shares will also be issued to and allocated among the Members as set forth in Schedule D.

2.3.	Resale of Acquisition Shares. El Dragon acknowledges and agrees that the Acquisition Shares will be subject to the required statutory hold periods, which, in the case of British Columbia, will be a minimum four month period and will be accordingly stamped with a legend thereon indicating the hold period applicable in the Province of British Columbia.

In addition, if any of the Members that are receiving the Acquisition Shares are resident

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in the United States or are considered to be U.S. Persons, the following additional legend or such other ledgend that Pediment may deem appropriate will be included in the certificate representing the Acquisition Shares:

NOTICE: RESTRICTION ON TRANSFER TO UNITED STATES RESIDENTS AND OTHER MATTERS

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED OR DISPOSED OF WITHIN THE UNITED STATES UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, OR (B) THIS CORPORATION RECEIVED FROM THE SELLER’S LEGAL COUNSEL AN OPINION, IN FORM AND SUBSTANCE SATISFACTORY TO THIS CORPORATION (WHICH APPROVAL WILL NOT BE UNREASONABLY WITHHELD), STATING THAT SUCH TRANSACTION IS EXEMPT FROM SUCH REGISTRATION, OR (C) THIS CORPORATION OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

El Dragon hereby consents to the notation of “STOP TRANSFER” restrictions in Pediment’s stock transfer books relative to its holdings, and to assist in the enforcement of the covenants and limitations set forth herein.

2.4.	Deposit of Principal’s Acquisition Shares in Escrow. The Principals acknowledge and agree that the Acquisition Shares issuable to the Principals pursuant to Schedule D may be required to be placed in escrow and be subject to a “Tier 2 Value Security Escrow Agreement” pursuant to the Exchange’s policies.

2.5.	[intentionally ommitted]

2.6.	Tax Election. It is intended that the transfer of the Acquired Shares will be on a tax- deferred basis to the Members for the purposes of the Income Tax Act (Canada) and applicable provincial income tax statutes. In order to give effect to this intention, El Dragon and Pediment will elect in prescribed form and manner to have the provisions of subsection 85(1) of the Income Tax Act (Canada), and similar provisions of all corresponding provincial legislation, apply to the transfer of the Acquired Shares and will deliver such elections to the Canada Customs and Revenue Agency and each applicable provincial taxation authority within the time prescribed in accordance with the Income Tax Act (Canada) and all corresponding provincial legislation. The elected amounts for purposes of each such election will be determined by the Members in a manner consistent with the above-mentioned intention.

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3.	Representations, Warranties and Covenants

3.1.	Representations and Warranties of Pitalla and the Principals. Pitalla and the Principals hereby jointly and severally represent, warrant and covenant to Pediment as follows, and acknowledge that Pediment is relying on these representations, warranties and covenants in entering into this Agreement and in completing the transactions contemplated hereby:

	3.1.1.	Organization and Good Standing – Pitalla is duly incorporated or organized and validly existing in good standing under the laws of Mexico.

	3.1.2.	Bankruptcy – No bankruptcy, insolvency or receivership proceedings have been instituted or are pending against Pitalla, and Pitalla is able to satisfy its liabilities as they become due.

	3.1.3.	Capacity to Carry on Business – Pitalla has all necessary corporate power, authority and capacity to own the Assets used in its Business and to carry on its Business as presently owned and carried on by it, and Pitalla is duly licensed, registered and qualified as a corporation to do business and is in good standing in each jurisdiction in which the nature of its Business makes such qualification necessary.

	3.1.4.	Due Authorization – Pitalla has all necessary power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement.

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Pitalla.

	3.1.5.	Authorized and Issued Capital – The authorized capital of Pitalla consists of 10,000 shares of which 600 shares have been validly issued and are outstanding as fully paid and non-assessable.

	3.1.6.	No Options – No options, warrants or other rights for the purchase, subscription or issuance of shares or other securities of Pitalla or securities convertible into or exchangeable for securities of Pitalla have been authorized or agreed to be issued or are outstanding. There are no restrictions on the transfer of the Acquired Shares except those set out in the Articles of Pitalla and pursuant to applicable securities laws. No person has any agreement, right or option to require Pitalla to purchase, redeem or otherwise acquire any of the issued and outstanding shares of its capital.

	3.1.7.	Absence of Conflicting Agreements – The execution and delivery of this Agreement and the performance by El Dragon and the Principals of their respective obligations hereunder do not and will not:

		a.	to the best of the Principals’ knowledge, result in the violation of any applicable laws;

		b.	result in or constitute a breach of any term or provision of, or constitute a default under, any constating documents of Pitalla or any agreement to which Pitalla is a party or its Assets are bound; or

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c.	constitute an event which would permit any party to any agreement with Pitalla to terminate such agreement or to accelerate the maturity of any indebtedness or other obligation of Pitalla.

3.1.8.	Consents – There are no consents, authorizations, licenses, agreements, permits, approvals or orders of any Person or Governmental Authority required to permit El Dragon to complete the transactions contemplated by this Agreement, except for the approval of this Agreement and the transaction contemplated thereby by a majority of the percentage interests of the members of El Dragon.

3.1.9.	Rights and Privileges – There are no rights, privileges or advantages presently enjoyed by Pitalla which might be lost as a result of the consummation of the transactions contemplated under this Agreement.

3.1.10.	Enforceability of Obligations – This Agreement constitutes a valid and binding obligation of El Dragon and the Principals, enforceable against each of them in accordance with its terms, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting enforceability of creditors’ rights and that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

3.1.11.	Books and Records – The books and records of Pitalla are fully and accurately maintained and their respective books of account provide for all excise, sales, business and property taxes and other rates, charges, assessments, levies, duties, taxes, contributions, fees, licenses and other governmental charges of whatsoever kind and nature that have become due and payable or, to the extent such amount is material, that may become due and payable before the Closing Time. The minute books of Pitalla are complete and accurate and reflect all material actions taken and resolutions passed by the directors and shareholders, as the case may be, of Pitalla since the date of incorporation or organization.

3.1.12.	Financial Statements – The Pitalla Financial Statements are true and correct in every material respect and present fairly the assets, liabilities and financial position of Pitalla as at December 31, 2004 and the results of its operations to that date, in accordance with GAAP applied on a basis consistent with that of previous periods.

3.1.13.	No Other Liabilities – There are no liabilities, contingent or otherwise, of Pitalla which are not disclosed or reflected in the Pitalla Financial Statements except those incurred in the ordinary course of business, which liabilities do not exceed $25,000, and Pitalla has not guaranteed, or agreed to guarantee, any debt, liability or other obligation of any Person. There are no liabilities of any Person capable of creating an Encumbrance on any of Pitalla’s Assets.

3.1.14.	Non-Arms Length Obligations – Pitalla is not indebted to El Dragon or any affiliate, director, officer or employee of Pitalla except as shown on the Pitalla Financial Statements and none of El Dragon or any affiliate, officer, director or employee of Pitalla is now indebted or under obligation to Pitalla on any account.

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3.1.15.	Absence of Changes – Since December 31, 2004, Pitalla’s Business has been carried on in the normal course and:

	a.	no dividend or other distribution on any shares in the capital of Pitalla has been made, declared or authorized and Pitalla has neither purchased nor redeemed nor agreed to purchase or redeem any of the shares in its capital;

	b.	no payment of any kind has been made or authorized to or on behalf of El Dragon or to or on behalf of officers, directors or shareholders of Pitalla; and Pitalla has not paid or agreed to pay any compensation, pension, bonus, share of profits or other benefit to, or for the benefit of, any employee, director or officer of Pitalla except in the ordinary course of business and has not increased or agreed to increase the compensation of any director, officer or management employee except in the ordinary course of business;

	c.	there has not been any material adverse change in the financial position or condition of Pitalla or any damage, loss or other material adverse change in circumstances affecting Pitalla’s Business or Assets or its right or capacity to carry on business;

	d.	Pitalla has not transferred, assigned, sold or otherwise disposed of any of its assets except in the ordinary course of business and has not mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of its Assets;

	e.	Pitalla has not discharged or satisfied any Encumbrance or paid any obligation or liability (fixed or contingent) other than liabilities included in the Financial Statements and liabilities incurred since December 31, 2004 in the ordinary course of business;

	f.	Pitalla has not suffered an extraordinary loss, or waived any rights of material value, or entered into any material commitment or transaction not in the ordinary course of business; and

	g.	Pitalla has not incurred or assumed any obligation or liability (fixed or contingent), except secured and unsecured current obligations and liabilities incurred in the ordinary course of business.

3.1.16.	Subsidiaries – Pitalla does not have any Subsidiaries.

3.1.17.	Material Contracts – Except as listed in Schedule E, Pitalla is not a party to or bound by any Material Contract or commitment whether oral or written. All Material Contracts of Pitalla can be fulfilled and performed in all material respects by Pitalla in the normal course of business dealings and all such Material Contracts are in good standing and no event of default has occurred, except in the case of certain option payments required to be made on the San Martin Properties as disclosed on Exhibit L, and is continuing and no event has occurred which, with the giving of notice, the passing of time or both, would constitute an event of default under any Material Contract.

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3.1.18.	Employees – Subject to applicable statutory rights, Pitalla is not party to any written contracts of employment with any of its employees or any oral contracts of employment which are not terminable on the giving of reasonable notice and/or severance pay in accordance with applicable law and no inducements to accept employment with Pitalla were offered to any such employees which have the effect of increasing the period of notice of termination to which any such employee is entitled. Pitalla has deducted and remitted to the relevant governmental authority or entity all income taxes, unemployment insurance contributions, Mexican Pension Plan contributions, provincial employer health tax remittances and any taxes or deductions or other amounts which it is required by statute or contract to collect and remit to any governmental authority or other entities entitled to receive payment of such deduction. Pitalla has paid to the date of this Agreement all amounts payable on account of salary, bonus payments and commission to or on behalf of any and all of its current and former employees.

All levies under the Workers’ Compensation legislation of any jurisdiction where Pitalla carries on its Business have been paid by Pitalla.

3.1.19.	Compliance with Applicable Laws – To the best knowledge of the Principals, Pitalla has conducted and is conducting its Business in compliance in all material respects with all applicable laws, rules and regulations in each jurisdiction in which its Business is carried on. Pitalla has not received any notices to the effect that its Business or Assets are not in full compliance with all of the requirements of applicable federal, provincial or local environmental, health and safety statutes and regulations.

3.1.20.	Litigation (Pitalla) – There is no suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress, and to the best knowledge of the Principals, pending or threatened against or relating to Pitalla. There is not presently outstanding against Pitalla any judgement, decree, injunction, rule or order of any court, Governmental Authority, commission, agency, instrumentality or arbitrator.

3.1.21.	Litigation (Shares) – There is no suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or, to the best knowledge of the Principals, threatened against Pitalla or El Dragon relating to the Acquired Shares.

3.1.22.	Tax Matters – As of the date of this Agreement, Pitalla has duly and timely filed all tax returns and reports required by law to have been filed by it (except for such tax returns and reports with respect to which the failure to timely file would not have a materially adverse effect on Pitalla), has duly and correctly reported all income and other amounts required to be reported and has paid all Taxes to the extent that such Taxes have been assessed by the relevant taxation authority.

Pitalla has duly and timely paid all instalments of Taxes required to be paid by it and has made full provision on its books for all Taxes that are not yet due, that will become due and which relate to periods ending immediately prior to the date of this Agreement. There are no actions, suits, proceedings, investigations, audits or claims now pending or, to the best of the knowledge of the Principals, threatened against Pitalla in respect of any Taxes and there are no matters under discussion with any taxation or other Government Authority relating to any such matters. Pitalla has made all elections required to be made under the Income Tax

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Act of Mexico or equivalent statute in connection with any distributions by Pitalla and all such elections were true and correct. Pitalla has not before the date of this Agreement:

a.	acquired any asset from a Person with whom it was not dealing at arm’s length; or

b.	disposed of anything to a Person with whom it was not dealing at arm’s length for proceeds less than the fair market value.

3.1.23.	Title to Properties – Pitalla has good and marketable title to all its Assets, and to the Properties, real and personal, including without limitation those reflected in the Pitalla Financial Statements or acquired since the date of such statements (except as otherwise permitted in this Agreement or as since transferred, sold or otherwise disposed of in the ordinary course of business), free and clear of all Encumbrances. All registrations with respect to Pitalla’s Properties have been made and kept renewed and are in full force and effect and none of Pitalla’s Properties are under option to Pitalla. In addition, there are no contractual payments required to be made to any vendor or optionor of the Properties. Pitalla has all requisite permits to commence exploration and mining activities on the Properties.

3.1.24.	Condition of Assets – All material tangible Assets of Pitalla used in or in connection with the Business are in good condition, repair and, where applicable, working order, having regard to the use and age thereof.

3.1.25.	Disclosure - None of the foregoing representations, warranties and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such representation, warranty or statement not misleading to a prospective purchaser of Purchased Shares seeking full information concerning the matters which are the subject of such representations, warranties and statements.

3.1.26.	Schedule K sets out the annual payments required to be made by Pitalla to all governmental authorities and other third parties to maintain the Properties in good standing.

3.1.27.	Schedule L sets out the payments that Pitalla is required to make on the San Martin and San Martin Extension Properties. The parties hereto acknowledge that the agreement referred to on Schedule L as the “San Martin Agreement” is currently in default and that Pediment may choose to either remedy the default or cancel the San Martin Agreement prior to Closing.

3.1.28.	The Texson concessions comprising the Property have been transferred by Martha Carranza to Pitalla.

3.2.	Representations, Warranties and Covenants of El Dragon. El Dragon, as to itself and with respect to the shares of Pitalla owned by it, hereby severally represents, warrants and covenants to Pediment as follows and acknowledges that Pediment is relying on the representations, warranties and covenants in entering into this Agreement and in completing the transactions contemplated under this Agreement:

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3.2.1.	El Dragon is the beneficial owner of the Acquired Shares and is the registered owner of the Acquired Shares outlined in Schedule A hereto, with good and marketable title thereto, free and clear of all encumbrances, and without limiting the generality of the foregoing, none of the Acquired Shares are, or will be, subject to any voting trust, shareholder agreement or voting agreement. Upon completion of the transaction contemplated by this Agreement, all of the Acquired Shares owned by El Dragon will be owned by Pediment as the registered and beneficial owner of record, with good and marketable title thereto;

3.2.2.	This Agreement has been duly executed and delivered by El Dragon and constitutes a valid and binding agreement of El Dragon, enforceable against El Dragon in accordance with its terms, subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law);

3.2.3.	El Dragon has full power and capacity to enter into this Agreement on the terms and conditions herein set forth and to transfer the legal and beneficial title and ownership of the Acquired Shares owned by El Dragon to Pediment;

3.2.4.	The Acquired Shares owned by El Dragon are validly issued and outstanding as fully paid and non-assessable and are now, and upon release to Pediment will be free and clear of all liens, charges, options, encumbrances, restrictions, equities and claims of every kind created by El Dragon;

3.2.5.	El Dragon acknowledges and agrees to be bound by the requirements and provisions contained in Sections 2.3 herein, to the extent applicable to it.

3.3.	Representations, Warranties and Covenants of Pediment. Pediment hereby represents, warrants and covenants to Pitalla and El Dragon as follows and acknowledges that Pitalla and El Dragon are relying on these representations, warranties and covenants in entering into this Agreement and in completing the transactions contemplated under this Agreement:

	3.3.1.	Organization and Good Standing – Pediment is duly incorporated or organized and validly existing in good standing under the laws of the Province of British Columbia.

	3.3.2.	Bankruptcy – No bankruptcy, insolvency or receivership proceedings have been instituted or are pending against Pediment, and Pediment is able to satisfy its liabilities as they become due.

	3.3.3.	Capacity to Carry on Business – Pediment is duly licensed, registered and qualified as a corporation to do business and is in good standing in each jurisdiction in which the nature of its Business makes such qualification necessary.

	3.3.4.	Due Authorization – Pediment has all necessary power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement.

The execution and delivery of this Agreement and the consummation of the

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transactions contemplated hereby have been duly authorized by all necessary action on the part of Pediment.

3.3.5.	Authorized and Issued Capital – The authorized capital of Pediment consists of 100,000,000 common shares of which 4,385,244 have been validly issued and are outstanding as fully paid and non-assessable.

3.3.6.	No Options – No options, warrants or other rights for the purchase, subscription or issuance of shares or other securities of Pediment or securities convertible into or exchangeable for securities of Pediment have been authorized or agreed to be issued or are outstanding except as set out in Schedule I. There are no restrictions on the transfer of the Pediment shares except those pursuant to applicable securities laws. No person has any agreement, right or option to require Pediment to purchase, redeem or otherwise acquire any of the issued and outstanding shares of its capital.

3.3.7.	Compliance with Securities Laws – Pediment is in compliance with its timely disclosure obligations under applicable securities laws, including stock exchange regulations, and no order ceasing or suspending trading in securities of Pediment or prohibiting the transactions contemplated hereby has been issued and no proceedings for such purpose are ongoing or pending, or to the best knowledge of Pediment, threatened.

3.3.8.	The Acquisition Shares – On Closing, the Acquisition Shares:

	a.	will be issued to the Members as fully paid and non-assessable shares of Pediment;

	b.	will be duly registered in the name of each of the Members in the books and registers of Pediment; and

	c.	will be duly listed and posted for trading on the Exchange, subject only to any Escrow Agreement and any statutory holding period.

3.3.9.	Absence of Conflicting Agreements – The execution and delivery of this Agreement and the performance by Pediment its obligations hereunder do not and will not:

	a.	result in the violation of any applicable laws;

	b.	result in or constitute a breach of any term or provision of, or constitute a default under, any constating documents of Pediment or any agreement to which Pediment is a party or its Assets are bound;

	c.	constitute an event which would permit any party to any agreement with Pediment to terminate such agreement or to accelerate the maturity of any indebtedness or other obligation of Pediment; or

	d.	result in or creatre any lien, charge, encumbrance, restriction or claim of any kind on or against the Acquisition Shares.

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3.3.10.	Consents – There are no consents, authorizations, licenses, agreements, permits, approvals or orders of any Person or Governmental Authority required to permit Pediment to complete the transactions contemplated by this Agreement other than the approvals of the Exchange.

3.3.11.	Rights and Privileges – There are no rights, privileges or advantages presently enjoyed by Pediment which might be lost as a result of the consummation of the transactions contemplated under this Agreement.

3.3.12.	Enforceability of Obligations – This Agreement constitutes a valid and binding obligation of Pediment enforceable against Pediment in accordance with its terms, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting enforceability of creditors’ rights and that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

3.3.13.	Books and Records – The books and records of Pediment are fully and accurately maintained and its books of account provide for all excise, sales, business and property taxes and other rates, charges, assessments, levies, duties, taxes, contributions, fees, licenses and other governmental charges of whatsoever kind and nature that have become due and payable or, to the extent such amount is material, that may become due and payable before the Closing Time. The minute books of Pediment are complete and accurate and reflect all material actions taken and resolutions passed by the directors and shareholders, as the case may be, of Pediment since the date of incorporation or organization.

3.3.14.	Financial Statements – The Pediment Financial Statements are true and correct in every material respect and present fairly the assets, liabilities and financial position of Pediment as at March 31, 2005 and the results of its operations to that date, in accordance with GAAP applied on a basis consistent with that of previous periods.

3.3.15.	No Other Liabilities – There are no liabilities, contingent or otherwise, of Pediment which are not disclosed or reflected in the Pediment Financial Statements except those incurred in the ordinary course of business and Pediment has not guaranteed, or agreed to guarantee, any debt, liability or other obligation of any Person. There are no liabilities of any Person capable of creating an Encumbrance on any of Pediment’s Assets.

3.3.16.	Absence of Changes – Since March 31, 2005, Pediment’s Business has been carried on in the normal course and:

no dividend or other distribution on any shares in the capital of Pediment has been made, declared or authorized and Pediment has neither purchased nor redeemed nor agreed to purchase or redeem any of the

a.	shares in its capital;

b.	no payment of any kind has been made or authorized to or on behalf of officers, directors or shareholders of Pediment; and Pediment has not

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paid or agreed to pay any compensation, pension, bonus, share of profits or other benefit to, or for the benefit of, any employee, director or officer of Pediment except in the ordinary course of business and has not increased or agreed to increase the compensation of any director, officer or management employee;

c.	there has not been any material adverse change in the financial position or condition of Pediment or any damage, loss or other material adverse change in circumstances affecting Pediment’s Assets or its right or capacity to carry on business;

d.	Pediment has not transferred, assigned, sold or otherwise disposed of any of its Assets except in the ordinary course of business and has not mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of its Assets;

e.	Pediment has not discharged or satisfied any Encumbrance or paid any obligation or liability (fixed or contingent) other than liabilities included in the Pediment Financial Statements and liabilities incurred since September 30, 2004 in the ordinary course of business;

f.	Pediment has not suffered an extraordinary loss, or waived any rights of material value, or entered into any material commitment or transaction not in the ordinary course of business; and

g.	Pediment has not incurred or assumed any obligation or liability (fixed or contingent), except secured and unsecured current obligations and liabilities incurred in the ordinary course of business.

3.3.17.	Subsidiaries – Pediment does not have any Subsidiaries except for Pediment Exploration Mexico S de R.L. a Mexican Corporation and wholly-owned subsidiary of Pediment (“Pediment Mexico”).

3.3.18.	Material Contracts – Except as listed in Schedule E, Pediment is not a party to or bound by any Material Contract or commitment whether oral or written. All Material Contracts of Pediment can be fulfilled and performed in all material respects by Pediment in the normal course of business dealings and all such Material Contracts are in good standing and no event of default has occurred and is continuing and no event has occurred which, with the giving of notice, the passing of time or both, would constitute an event of default under any Material Contract.

3.3.19.	Compliance with Applicable Laws –Pediment has conducted its business in compliance in all material respects with all applicable laws, rules and regulations in each jurisdiction in which its business was carried on and Pediment is not in breach of any such rules or regulations.

3.3.20.	Litigation (Pediment) – There is no suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or threatened against or relating to Pediment. There is not presently outstanding against Pediment any judgement, decree, injunction, rule or

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order of any court, Governmental Authority, commission, agency, instrumentality or arbitrator. Pediment has not received any notices to the effect that its former business or Assets are not in full compliance with all of the requirements of applicable federal, provincial or local environmental, health and safety statutes and regulations.

3.3.21.	Tax Matters – As of the date of this Agreement, Pediment has duly and timely filed all tax returns and reports required by law to have been filed by it (except for such tax returns and reports with respect to which the failure to timely file would not have a materially adverse effect), has duly and correctly reported all income and other amounts required to be reported and has paid all Taxes to the extent that such Taxes have been assessed by the relevant taxation authority.

Pediment has duly and timely paid all instalments of Taxes required to be paid by it and has made full provision on its books for all Taxes that are not yet due, that will become due and which relate to periods ending immediately prior to the date of this Agreement. There are no actions, suits, proceedings, investigations, audits or claims now pending or, to the best of the knowledge of Pediment, threatened against Pediment in respect of any Taxes and there are no matters under discussion with any taxation or other Government Authority relating to any such matters. Pediment has made all elections required to be made under the Income Tax Act (Canada) in connection with any distributions by Pediment and all such elections were true and correct. Pediment has not before the date of this Agreement:

	a.	acquired any asset from a Person with whom it was not dealing at arm’s length; or

	b.	disposed of anything to a Person with whom it was not dealing at arm’s length for proceeds less than the fair market value.

3.3.22.	Disclosure Documents – The forms, reports, news releases, financial statements, annual information forms and other documents filed by Pediment on SEDAR

(System for Electronic Document Analysis and Retrieval), taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.4.	Survival. All representations, warranties, covenants and agreements contained in this Agreement on the part of each of the parties will survive the Closing as follows:

	3.4.1.	the representations, warranties, covenants and agreements relating to tax matters will survive until the expiry of 90 days after the relevant authorities are no longer entitled to assess liability for tax against Pitalla or Pediment, as the case may be;

	3.4.2.	the other representations and warranties contained in this Agreement will survive for two years following Closing;

after which period, if no claim has, prior to the expiry of such period, been specifically made in writing under this Agreement against a party with respect to any incorrectness in or breach of any representation or warranty made herein by such party, such party will have no further liability under this Agreement with respect to such representation or warranty provided that if the matter

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involves intentional misrepresentation or fraud there is no time limit and a claim may be brought at any time.

3.5.	Investigation. No investigation by or on behalf of Pediment into the Business, operations prospects, Assets, or condition (financial or otherwise) of Pitalla will diminish in any way the affect of any representations or warranties made by Pitalla and El Dragon in this Agreement or will relieve Pitalla and El Dragon of any of their respective obligations under this Agreement. No investigation by or on behalf of Pitalla and El Dragon into the affairs, Assets, or condition (financial or otherwise) of Pediment will diminish in any way the effect of any representations or warranties made by Pediment in this Agreement or will relieve Pediment of any of its obligations under this Agreement.

4.	Covenants

4.1.	Covenants of Pitalla, El Dragon and the Principals. El Dragon and the Principals jointly and severally covenant and agree as follows:

	4.1.1.	both before and after the Closing Date, cause Pitalla to use its reasonable best efforts to assist Pediment to obtain from all appropriate federal, provincial, state, municipal and other Governmental Authorities or administrative bodies and all other persons all such approvals and consents in form and terms satisfactory to counsel for Pediment as are necessary or required in order to permit the transfer and assignment of all of the right, title and interest of El Dragon in and to the Acquired Shares to Pediment and the issuance of the Acquisition Shares to the Members;

	4.1.2.	at any time up to the Closing Date, cause Pitalla to permit Pediment, and its auditors, solicitors and other authorized persons, to make such investigation of Pitalla’s Assets and of Pitalla’s financial and legal condition as Pediment deems necessary or advisable to familiarize itself with such assets and other matters and to have full access to Pitalla’s Business premises and to all records, documents and other information related to Pitalla’s Business and Pitalla, including all working papers (internal and external) and details of accounts and inventories prepared, obtained or used in connection with the preparation of the Pitalla Financial Statements;

	4.1.3.	from the date of this Agreement to the Closing Date, the Principals will cause Pitalla to:

		a.	carry on its Business in the ordinary course, in a prudent, businesslike and efficient manner and substantially in accordance with the procedures and practices in effect on the date of this Agreement;

		b.	use its reasonable best efforts to preserve and maintain the goodwill of Pitalla’s Business; and

		c.	do all necessary repairs and maintenance to Pitalla’s Assets and take reasonable care to protect and safeguard those Assets;

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4.1.4.	from the date of this Agreement to the Closing Date, the Principals will not permit Pitalla, without the prior consent in writing of Pediment, not to be unreasonably withheld, to:

	a.	purchase or sell, consume or otherwise dispose of any of Pitalla’s Assets and Properties except in the ordinary course of business;

	b.	enter into any contract or assume or incur any liability except in the ordinary course of business and which is not material;

	c.	settle any account receivable of a material nature at less than face value net of the reserve for that account;

	d.	waive or surrender any material right;

	e.	discharge, satisfy or pay any mortgage, pledge, deed of trust, lien, claim, encumbrance, charge, obligation or liability except in the ordinary course of business;

	f.	issue any securities, including but not limited to options, warrants or rights to acquire or convert or exchange into shares of Pitalla; or

	g.	make any capital or exploration expenditure or commitment for any capital expenditure or exploration expenditure on the Properties.

4.1.5	Pitalla and the Principals will use their reasonable best efforts to cause Mr. Alberto Navarro Mayer to enter into an agreement with Pediment pursuant to which Mr. Navarro’s current equity interest in Pitalla will be held in trust by Mr.

Navarro for the benefit of Pediment (the “Mayer Trust Agreement”)_.

4.1.6	El Dragon will use its reasonable best efforts to obtain the approval of this Agreement and the transactions contemplated thereby by a majority of the percentage interests of the members of El Dragon.

4.2.	Covenants of Pediment. Pediment covenants and agrees as follows:

	4.2.1.	both before and after the Closing Date, Pediment will use its reasonable best efforts to obtain from all appropriate federal, provincial, state, municipal and other Governmental Authorities or administrative bodies and all other persons all such approvals and consents in form and terms satisfactory to counsel for Pitalla and El Dragon as are necessary or required in order to permit the sale, transfer and assignment of all of the right, title and interest of El Dragon in and to the Acquired Shares to Pediment and the issuance of the Acquisition Shares to the Members;

	4.2.2.	at any time up to the Closing Date, Pediment will permit Pitalla and El Dragon, and their auditors, solicitors and other authorized persons, to make such investigation of Pediment’s Assets and of Pediment’s financial and legal condition as the Principals deem necessary or advisable to familiarize themselves with such assets and other matters and to have full access to Pediment’s premises and to all records, documents and other information related to Pediment,

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including all working papers (internal and external) and details of accounts and inventories prepared, obtained or used in connection with the preparation of the Pediment Financial Statements;

4.2.3.	from the date of this Agreement to the Closing Date Pediment will not without the prior consent in writing of Pitalla, such consent not to be unreasonably withheld:

	a.	purchase or sell, consume or otherwise dispose of any of Pediment’s Assets except in the ordinary course of business;

	b.	enter into any contract or assume or incur any liability except in the ordinary course of business and which is not material;

	c.	settle any account receivable of a material nature at less than face value net of the reserve for that account;

	d.	waive or surrender any material right;

	e.	discharge, satisfy or pay any mortgage, pledge, deed of trust, lien, claim, encumbrance, charge, obligation or liability except in the ordinary course of business; or

	f.	make any capital expenditure or commitment for any capital expenditure.

4.2.4.	if required by the Exchange, it will immediately after the execution of this Agreement call and convene a meeting of its shareholders in accordance with its constating documents and applicable securities and corporate law in order to obtain the requisite shareholder approval and it will solicit proxies to be voted at

	a	shareholders meeting in favour of the transaction contemplated by this

Agreement;

4.2.5.	if required by the Exchange to call a shareholders’ meeting to obtain shareholder approval, it will prepare (in consultation with Pitalla and the Principals), file and distribute to its shareholders in a timely and expeditious manner, an information circular and any amendments or supplements to the information circular, all as required by applicable law and the Rules of the Exchange, and in all the jurisdictions where the same is required, complying in all material respects with all applicable legal requirements and such information circular will include a recommendation from the board of directors of Pediment that the shareholders vote in favour of the transactions contemplated by this Agreement;

4.2.6.	it will notify Pitalla and El Dragon of any material adverse change (actual, anticipated, contemplated or to the knowledge of Pediment, threatened, financial or otherwise) in its Assets, financial condition or prospects and of any material governmental or third party complaints, investigations or hearings; and

4.2.7.	it will use its reasonable best efforts to obtain the approval of the Exchange and will prepare and file, in consultation with Pitalla and El Dragon, all documents and forms requested by the Exchange in connection with such approval.

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4.3.	Covenants of Pitalla, El Dragon and the Principals and Pediment. Each of El Dragon, the Principals and Pediment covenants and agrees to take all such actions as are within his, her or its power to control, and to use his, her or its reasonable best efforts to cause other actions to be taken which are not within his, her or its power to control, so as to ensure compliance with, and satisfaction of, any conditions set forth in Section 4 whether for his, her or its benefit or for the benefit of another party to this Agreement.

5.	Conditions Precedent

5.1.	Conditions Precedent for the Benefit of Pediment. The obligation of Pediment to complete the transactions contemplated by this Agreement are subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of Pediment and may be waived by it in whole or in part):

	5.1.1.	Truth of Representations and Warranties – Except as otherwise required by this Section 5, the representations and warranties of Pitalla, El Dragon and the Principals contained in this Agreement will be true and correct on and as of the Closing Date as though made at and as of the Closing Date.

	5.1.2.	Covenants and Agreements – Each of Pitalla, El Dragon and the Principals will have complied with all covenants and agreements in this Agreement agreed to be performed or caused to be performed by him, her or it on or before the Closing Date.

	5.1.3.	Loss of Assets – No material loss or destruction of or damage to any of Pitalla’s Assets will have occurred between the date of this Agreement and the Time of Closing.

	5.1.4.	No Actions or Proceedings – No action or proceeding against Pitalla or any of El Dragon will be pending or threatened by any Person to enjoin or prohibit:

		a.	the transactions contemplated by this Agreement; or

		b.	the right of Pitalla to conduct its operations and carry on its Business in the ordinary course as they have been conducted and carried on in the past.

	5.1.5.	Agreement Consents – All consents or approvals from or notifications to any lessor or other third person required under the terms of any of the agreements to which Pitalla is a party to the completion of the transactions contemplated by this Agreement, will have been obtained or given on or before the Closing Time;

	5.1.6.	Texson Concessions – The Texson concessions comprising the Property have been transferred by Martha Carranza to Pitalla.

	5.1.7.	Regulatory Consents – All consents, approvals, orders and authorizations of or from Governmental Authorities or the Exchange required in connect with the completion of the transactions contemplated by this Agreement will have been obtained on or before the Closing Time.

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5.1.8.	Escrow Agreement – The parties to the Escrow Agreement, other than Pediment, will have executed the Escrow Agreements and each of the Principals will have deposited with the escrow agent, those of his, her or its Acquisition Shares to be deposited under the Escrow Agreement.

5.1.9.	Mayer Trust Agreement – Alberto Navarro Mayer shall have executed the Mayer Trust Agreement in a form acceptable to Pediment.

5.1.10.	Closing Documents – Each of El Dragon and the Principals will have tendered the documents to be delivered by him, her or it at Closing in accordance with this Agreement.

5.2.	Non-satisfaction of Conditions. If any of the conditions set forth in Section 5.1 are not fulfilled or waived to the reasonable satisfaction of Pediment, Pediment may, acting reasonably, terminate this Agreement by notice in writing to Pitalla and El Dragon. In such event, Pediment will be released from all obligations under this Agreement and El Dragon and the Principals will also be so released unless they were reasonably capable of causing such condition or conditions to be fulfilled or they have breached any of their representations, warranties, covenants or agreements in this Agreement.

5.3.	Conditions Precedent for the Benefit of El Dragon. The obligations of El Dragon to complete the transactions contemplated by this Agreement are subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit El Dragon and may be waived byit in whole or in part):

	5.3.1.	Truth of Representations and Warranties – The representations and warranties of Pediment contained in this Agreement will be true and correct on and as of the Closing Date as though made at and as of the Closing Date.

	5.3.2.	Covenants and Agreements – Pediment will have complied with all covenants in agreements in this Agreement agreed to be performed or caused to be performed by it on or before the Closing Date.

	5.3.3.	Loss of Assets – No material loss or destruction of or damage to any of Pediment’s Assets will have occurred between the date of this Agreement and the Time of Closing.

	5.3.4.	No Actions or Proceedings – No action or proceeding against Pediment will be pending or threatened by any Person to enjoin or prohibit:

		a.	the transactions contemplated by this Agreement; or

		b.	the right of Pediment to conduct its operations in the ordinary course as they have been conducted and carried on in the past.

	5.3.5.	Agreement Consents – All consents or approvals from or notifications to any lessor or other third person required under the terms of any of the agreements to which Pediment is a party to the completion of the transactions contemplated by this Agreement, will have been obtained or given on or before the Closing Time;

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5.3.6.	Regulatory Consents – All consents, approvals, orders and authorizations of or from Governmental Authorities and the Exchange required in connection with the completion of the transactions contemplated by this Agreement will have been obtained on or before the Closing Time.

5.3.7.	Member Consents – the approval of this Agreement and the transactions contemplated thereby by a majority of the percentage interests of the Members will have been obtained on or before the closing;

5.3.8.	Pediment Liabilities – Pediment will have provided El Dragon with evidence satisfactory to them acting reasonably that there are no material Pediment Liabilities other than in the normal course of business and liabilities resulting from the legal, accounting and regulatory fees with respect to the transactions contemplated herein.

5.3.9.	The Acquisition Shares – The Acquisition Shares will, in the case of the Principals only, be allotted and issued subject only to any Escrow Agreement required by the Exchange.

5.3.10.	Closing Documents – Pediment will have tendered the documents to be delivered by it at Closing in accordance with this Agreement.

5.4.	Non-satisfaction of Conditions. If any of the conditions set forth in Section 5.3 are not fulfilled or waived to the reasonable satisfaction of El Dragon, El Dragon may, acting reasonably, terminate this Agreement by notice in writing to Pediment. In such event, Pitalla, El Dragon and the Principals will be released from all obligations under this Agreement and Pediment will also be so released unless it was reasonably capable of causing such condition or conditions to be fulfilled or it has breached any of its representations, warranties, covenants or agreements in this Agreement.

5.5.	Waiver. Each of the parties on his, her or its behalf, may waive any condition for his, her or its benefit in this Agreement, in whole or in part, without prejudice to any right of rescission or any other right in the event of the non-fulfilment of any other condition or conditions. A waiver will only be binding if it is in writing.

6.	Closing

6.1.	Location. The Closing will take place at the Time of Closing at the offices of Vector Corporate Finance Lawyers, 1040- 999 West Hastings Street, Vancouver, B.C., V6C 2W2

6.2.	El Dragon’s Closing Documents. At the Closing, El Dragon and Pitalla will tender to Pediment:

	6.2.1.	certified copies of the resolutions of the directors of Pitalla, in form and substance satisfactory to Pediment, acting reasonably, authorizing the execution and delivery of this Agreement and the transactions contemplated by this Agreement;

	6.2.2.	certified copies of the resolutions of El Dragon, in form and substance satisfactory to Pediment, acting reasonably, authorizing the execution and delivery of this Agreement and the transactions contemplated by this Agreement.

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6.2.3.	a share certificate for the Acquired Shares duly endorsed for transfer to Pediment;

6.2.4.	share certificates for the Acquired Shares in the name of Pediment;

6.2.5.	from Pitalla and El Dragon and the Principals a certificate certifying the truth and correctness of his or its representations and warranties and covenants provided in this Agreement as though made at and as of the Closing Date, the performance of all of his or its covenants and agreements contained in this Agreement on or before the Closing Date and that there has been no material damage to or adverse change in the condition of Pitalla’s Assets or Business;

6.2.6.	appointment of representative(s) of Pediment as majority directors and officers of Pitalla;

6.2.7.	the opinion dated the Closing Date, of counsel for Pitalla, in form and substance satisfactory to Pediment, acting reasonably, confirming the corporate existence, authority, capacity and power of Pitalla, the authorized and issued share capital of Pitalla and such other matters which Pediment acting reasonably may specify; in giving such opinion, counsel for Pitalla may rely on certificates of senior offices of Pitalla as to factual matters;

6.2.8.	copies of such other documentation or other evidence it may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement and the taking of all corporate proceedings in connection with those transactions in accordance with this Agreement, in form and substance satisfactory to Pediment and its counsel, acting reasonably; and

6.2.9.	the corporate records and books of account of Pitalla including minute books, share registers and annual reports, and the corporate seal of Pitalla.

6.3.	Pediment’s Closing Documents. At the Closing, Pediment will tender to El Dragon:

	6.3.1.	certified copies of the resolutions of the directors of Pediment, in form and substance satisfactory to Pediment, acting reasonably, authorizing the execution and delivery of this Agreement, the transactions contemplated by this Agreement and the issuance of the Acquisition Shares to the Members;

	6.3.2.	share certificates for the Acquisition Shares in the name of each respective Member;

	6.3.3.	a certificate certifying the truth and correctness of its representations and warranties provided in this Agreement as though made at and as of the Closing Date, the performance of all of its covenants and agreements contained in this Agreement on or before the Closing Date and the obligation to issue the Additional Shares pursuant to this Agreement and that there has been no material damage to or adverse change in the condition of Pediment’s Assets; and

	6.3.4.	copies of such other documentation or other evidence El Dragon may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement and the taking of all corporate proceedings in connection with

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those transactions in accordance with this Agreement, in form and substance satisfactory to El Dragon and its counsel, acting reasonably.

7.	Intentionally Ommitted

8.	Capital Reorganization

8.1.	Recapitalizations. If at any time (i) with respect to the Acquisition Shares, after the execution hereof and prior to the Closing Date, and/or (ii) with respect to the Additional Shares, prior to the date they are actually issued, there shall be a recapitalization of the capital stock, the number of Acquisition Shares and Additional Shares, as applicable, shall be proportionately adjusted so that the holders thereof shall thereafter be entitled to receive the number of shares of stock or other securities or property of Pediment to which a holder of the number of Acquisition Shares and/or Additional Shares would have been entitled on such recapitalization.

8.2.	Reorganizations, Mergers or Consolidations. If at any time (i) with respect to the Acquisition Shares, after the execution hereof and prior to the Closing Date, and/or (ii) with respect to the Additional Shares, prior to the date they are actually issued, there is a capital reorganization of Pediment or the merger or consolidation of Pediment with or into another corporation or another entity, as a part of such capital reorganization, provision shall be made so that the holders of the Acquisition Shares and Additional Shares, as applicable, shall thereafter be entitled to receive the number of shares of stock or other securities or property of Pediment to which a holder of Acquisition Shares and Additional Shares, as applicable, would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 8 with respect to the rights of the holders of Acquisition Shares and Additional Shares, as applicable, after the capital reorganization to the end that the provisions of this Section 8 shall be applicable after that event and be as nearly equivalent as practicable.

8.3.	No Impairment. Pediment will not, by amendment of its charter documents, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Pediment, but will at all times in good faith assist in the carrying out of all the provisions of this Section 8 and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the Acquisition Shares and Additional Shares, as applicable, against such impairment..

9.	Notices

9.1.	Delivery of Notice. Any notice, direction or other instrument required or permitted to be given by any party under this Agreement will be in writing and will be sufficiently given if delivered personally or by courier, or transmitted by telecopier during the transmission of which no indication of failure of receipt is communicated to the sender:

9.1.1. in the case of El Dragon and the Principals:

c/o Mark S. Isaacs

601 Telegraph Canyon Road, Suite 340

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Chula Vista, California 91910

Fax Number: (413) 832-3176
Email: Silverzinc@cox.net

with a copy to :
Scott Alderton
Stubbs Alderton & Markiles, LLP
Encino, California 91436
Fax Number: (818) 444-4520
Email: salderton@.biztechlawcom

9.1.2. in the case of Pediment: c/o 800 – 850 West Hastings Vancouver, British Columbia V6C 1E1 Fax Number: (604) 685-9700

with a copy to: Vector Corporate Finance Lawyers

1040- 999 West Hastings Street Vancouver, B.C. V6C 2W2

Fax 604 683-1102

Att: Stewart L. Lockwood slockwood@vectorlaw.com

9.2.	Receipt of Notice. Any such notice, direction or other instrument, if delivered personally, will be deemed to have been given and received on the date on which it was received at such address and, if faxed, will be deemed to have been given and received on the date of transmission in accordance with this Section.

10.	Termination

10.1.	Grounds for Termination. This Agreement supersedes and replaces the Letter of Intent dated July 29, 2004 and may be terminated at any time:

	10.1.1.	by the mutual agreement of parties to this Agreement;

	10.1.2.	by Pitalla if it is not in material breach of its obligations under this Agreement, and if:

		a.	there has been a breach by Pediment of any of its representations and warranties hereunder such that Subsection 5.3.1 will not be satisfied; or

		b.	there has been a breach on the part of Pediment of any of its covenants or agreements contained in this Agreement such that Subsection 5.3.2 will not be satisfied;

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c.	there are charges to this Agreement to satisy regulatory requirements that Pediment may be subject to that Pitalla deems materially alter the economic terms of this Agreement to its detriment;

d.	if Pediment has not completed a financing of at least $1,000,000 to close concurrently with this agreement or in any case in an anount that stasfies the “Concurrent Financing” requirement for Value Escrow as set out in section 4.3 of the TSX Venture Exchange Policy 5.4 and in any case such breach has not been cured within ten days after written notice, specifying such breach, to Pediment.

10.1.3.	by Pediment if it is not in material breach of its obligations under this Agreement, and if:

	a.	there has been a breach by El Dragon of any of its representations and warranties hereunder such that Subsection 5.1.1 will not be satisfied; or

	b.	the regulatory consents referred to Section 5.3.6 have not been obtained; or

	c.	there has been a breach on the part of El Dragon or Pitalla of any of their respective covenants or agreements contained in this Agreement such that Subsection 5.1.2 will not be satisfied;

and, in each case such breach or consent has not been cured or obtained within ten days after written notice, specifying such breach, to El Dragon and Pitalla;

10.1.4.	by any party if the Closing Date is not on or before August 31, 2005.

10.2.	Effect of Termination. If this Agreement if terminated as provided in Section 10.1, it will, except as provided herein, forthwith become void and none of the parties or their respective officers, directors, employees, agents, or shareholders will have any liability or obligation with respect to the terminated provisions of the Agreement.

10.3.	Option. If this Agreement is terminated as provided in Section 10.1, Pitalla shall have the exclusive option, for 180 days from the later of the date of termination or the date notice of such termination is given pursuant to Section 9.1, to purchase all of the issued and outstanding capital stock of Pediment Mexico, a wholly-owned subsidiary of Pediment, for an amount equal to the total amount invested in Pediment Mexico by Pediment through the date such option is execrised, on terms to be determined in good faith by the parties.

11.	General Provisions

11.1.	Entire Agreement. This Agreement, including all the Schedules hereto, together with the agreements and other documents to be delivered pursuant hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes any and all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements

27

among the parties in connection with the subject matter hereof except as specifically set forth herein and therein.

11.2.	Costs and Expenses. Each of the parties will be responsible for the costs incurred by him, her or it in connection with the transactions contemplated by this Agreement.

11.3.	Public Announcements. No party will, without the prior consent of the others, make any disclosure regarding the existence, purpose, scope, content, terms or conditions of this Agreement or other agreements relating to this Agreement except in order to comply with a legal obligation, the requirements of a competent government or statutory agency or the requirements of the Exchange; provided that, where practicable, a copy of any proposed announcement or statement will be furnished to the other parties in advance of the proposed date of publication. Nothing herein will prevent disclosure of the terms of this Agreement to a corporate party’s directors, officers, employees or agents or its financial, legal, accounting or other advisors.

11.4.	Waiver. The failure of a party in any one or more instances to insist upon strict performance of any of the terms of this Agreement or to exercise any right or privilege arising under it will not preclude it from requiring by reasonable notice that any other party duly perform its obligations or preclude it from exercising such a right or privilege under reasonable circumstances, nor will waiver in any one instance of a breach be construed as an amendment of this Agreement or waiver of any later breach.

11.5.	Assignment. None of the parties will assign, transfer, charge or otherwise encumber the benefit (or any part thereof) or the burden (or any part thereof) of this Agreement without the prior written consent of the other parties, such consent not to be unreasonably withheld.

11.6.	Further Assurances. Each of the parties hereto will from time to time at the request of any of the other parties hereto and without further consideration, execute and deliver all such other additional assignments, transfers, instruments, notices, releases and other documents and will do all such other acts and things as may be necessary or desirable to assure more fully the consummation of the transactions contemplated hereby.

11.7.	Time. Time will be of the essence of this Agreement.

11.8.	Amendment. This Agreement may be amended or varied only by agreement in writing signed by each of the parties. Unless the context otherwise so requires, a reference to this Agreement includes a reference to this Agreement as amended or varied from time to time.

11.9.	Several not Joint; Limitation on Liability. EACH AND EVERY COVENANT, REPRESENTATION OR WARRANTY OF THE SHAREHOLDERS CONTAINED

HEREIN ARE SEVERAL AND NOT JOINT. IN ADDITION, UNDER NO CIRCUMSTANCES SHALL ANY SHAREHOLDER BE LIABLE TO PEDIMENT HEREUNDER FOR ANY AMOUNT IN EXCESS OF THE PROCEEDS RECEIVED BY SUCH SHAREHOLDER FORM THE SALE OF THE ACQUISITION SHARES AND ADDITIONAL SHARES RECEIVED BY SUCH SHAREHOLDER HEREUNDER, NET OF ANY RESULTING TAX LIABILITY THEREFORE.

28

11.10.	Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof will continue in full force and effect.

11.11.	Governing Law. This Agreement will be governed by and interpreted in accordance with the laws from time to time in force in British Columbia and each of the parties hereby attorns to the non-exclusive jurisdiction of the courts of British Columbia.

11.12.	Benefit of Agreement. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

11.13.	Counterparts. This Agreement may be executed in as many counterparts as are necessary. It will be binding on each party when each party hereto has signed and delivered one such counterpart. Delivery may be made by facsimile transmission. When a counterpart of this Agreement has been executed by each party, all counterparts together will constitute one agreement.

THE PARTIES, intending to be contractually bound, have executed this Agreement as of the date and year first above written.

Jun 28 05 08:00a Mark Isaacs 413-832-3176 p.2

29

______________________ (seal)
MARK S. ISAACS

Witnessed By: ______________________
(Signature)
ERIC COFFIN
(Print Name & Address)
2451 MOLLIE NYE N. VANCOUVER.

______________________ (seal)
MEL HERDRICK

Witnessed By: ______________________
(Signature)
ERIC COFFIN
(Print Name & Address)
2451 MOLLIE NYE N VANCOUVER.

EL DRAGON MINERALS, LLC
By:
____
(Authorized Signatory)

____
(Authorized Signatory)

c/s

COMPANIA MINERA PITALLA, S.A. DE C.V.
By:
____
(Authorized Signatory)

____
(Authorized Signatory)

c/s

PEDIMENT EXPLORATION LTD.
By:
____
(Authorized Signatory)
Gary Freeman
(Authorized Signatory)

c/s

SCHEDULE A

List of Shareholders, Addresses and Number of Pitalla Shares Beneficially Owned

El Dragon Minerals ,LLC	599 Shares
C/O Woodburn & Wedge
6100 Neil Rd., Suite 500
Reno, Nevada 85911

Alberto Navarro Mayer*	1 share*
Rincon de la Herradura No 15A
Col Villa Satillite
Hemosillo, Sonora State
Mexico

*Mr. Mayer’s share is held in trust for the benefit of El Dragon Minerals. The trust agreement will be altered so that the share is held in trust for the benefit of Pediment Exploration Ltd upon execution and Exchange approval of this agreement.

P:\Clients\1-Sedar\Pediment\RTO-mex\Share Exchange Agreement - FINAL clean.doc

SCHEDULE B

Pitalla Financial Statements

P:\Clients\1-Sedar\Pediment\RTO-mex\Share Exchange Agreement - FINAL clean.doc

3

Compañía Minera Pitalla, S.A. de C.V.
Balance Sheets
(Canadian Dollars)

	December 31	
	2004	2003
ASSETS		
Current assets		
Cash	50,403	4,855
Accounts Receivable (note 3)	11,903	9,460
Total Current Assets	62,386	14,315
Mineral Properties notes (2-B and 4)		
Mineral Concessions	22,522	23,601
Deferred Exploration Costs	349,280	215,187
	371,802	238,788
TOTAL ASSETS	**434,188**	**253,103**
CURRENT LIABILITES AND EQUITY		
Current Liabilities		
Due to related Parties (note 5)	419,098	241,064
Accounts Payable	9,527	5,629
Total Current Liabilities	428,625	246,693
Stockholders' Equity		
Capital Stock (note 6)	6,389	6,894
Accrued Losses	(449)	(3)
Net loss (note 2-E)	(377)	(481)
Total Stockholders' Equity	5,563	6,410
TOTAL CURRENT LIABILITIES AND STOCKHOLDERS' EQUITY	**434,188**	**253,103**

Subsequent event- Note 8

The notes attached to the financial statements are an integral part of these statements.

2

4

Compañía Minera Pitalla, S.A. de C.V.
Income Statements
(Canadian Dollars)

		Year-Ended	
		Dec 2004	Dec 2003
Financial Cost:			
Financial expenses		(377)	(401)
NET LOSS	$	(377)	(481)

The notes attached to the financial statements are an integral part of these statements.

3

5

Compañía Minera Pitalla, S.A. de C.V.
Statements of Changes in Stockholders' Equity
(Canadian Dollars)

	Capital Stock	Retained Income	Net Income	Total Stockholders' Equity
Balance year-end 2002	9,192	--	(4)	9,188
Last year-end results appropriation	--	(4)	4	--
Comprehensive loss year-end 2003(note 2-D)	--	--	(481)	(481)
Exchange rate effect	(2,298)	1	--	(2,297)
Balance year-end 2003	**6,894**	**(3)**	**(481)**	**6,410**
Last year-end results appropriation	--	(481)	481	--
Comprehensive loss year-end 2004(note 2-D)	--	--	(377)	(377)
Exchange rate effect	(505)	35	--	(470)
Balance Year-End 2004	**6,389**	**(449)**	**(377)**	**5,563**

The notes attached to the financial statements are an integral part of these statements.

4

6

Compañía Minera Pitalla, S.A. de C.V.
Statements of Changes in Financial Position
(Canadian Dollars) (Note 2)

		Year-Ended	
		Dec 2004	Dec 2003
Cash flow from operating activities:			
Net loss		(377)	(481)
Changes in non-cash working capital items:			
Increase in accounts receivable		(3,137)	(6,071)
Increase in accounts payable		4,310	1,052
Source (Investment) of funds in net working capital		1,173	(5,019)
Total funds generated by operating activities		796	(5,500)
Cash flows from financing activities:			
Increase in related party debts(note 8)		195,710	176,339
Net cash provided by financing activities		195,710	176,339
Cash flows from investment activities:			
Mineral Properties		(150,522)	(166,549)
Net cash used in investing activities		(150,522)	(166,549)
Increase (decrease) in cash during the year		45,984	4,290
Cash at the beginning of the year		4,855	753
Exchange rate effect		(356)	(188)
Cash at the end of the Year	$	50,483	4,855

The notes attached to the financial statements are an integral part of this statement

5

7

Compañía Minera Pitalla, S.A. de C.V.

Notes to Financial Statements

As of December 31, 2004 and 2003

(Canadian Dollars)

1. Company's Business Activity

The company is engaged in the acquisition and exploration of mining properties, chiefly in northwest Mexico, for precious and base metals. The company has generated no revenues from these activities and is still considered to be in the exploration stage.

2.Significant Accounting Policies.

A. Financial Bases

The company did not determine the relative information and the financial statements do not include the recognition of inflationary effects according with generally accepted accounting principles issued by the Mexican Institute of Public Accountants, which dictate that all the items of the financial statements appear expressed in constant pesos of the last fiscal year reported. Therefore, all amounts in financial statements are expressed in historical pesos.

B. Mineral Properties

All costs related to the acquisition, exploration and development of mineral properties are capitalized by property. If economically recoverable ore reserves are developed, capitalized costs of the related property are reclassified as mining assets an amortized using the unit of production method. When a property is abandoned, all related costs are written off the operations. If, after management review, it is determined that the carrying amount of a mineral property is impaired, that property is written down to its estimated net realizable value. A mineral property is reviewed for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable.

The amounts shown for mineral properties and deferred exploration costs do not necessarily represent present or future values. Their recoverability is dependent upon the discovery of economically recoverable reserves, the ability of the Company to obtain the necessary financing to complete the development, and future profitable production or proceeds from the disposition thereof.

6

8

C. Income Tax

Income tax is calculated according to D-4 Bulletin of the Instituto Mexicano de Contadores Publicos, A.C., whose main implication is to recognize the effects of the differences between accounting and tax values of the company's assets and liabilities on Income Tax.

Due to the uncertainty regarding the term of future benefits for loss generation, the existence of assets for deferred taxes is not considered for $8,934.

D. Comprehensive loss

The amount of comprehensive loss presented in the statement of changes in stockholders' equity is a result of the company's total performance during the fiscal year, which would be represented by the net loss reflected in the income statement, plus other items that, according to generally accepted accounting principles, were directly accounted for in stockholders equity. Due to the non-existence of such other items, the comprehensive loss in the statement of changes in stockholders equity equals the net loss reflected in the income statement.

E. Currency Translation

The company is incorporated and active in Mexico and, as such, all local business is carried on in Mexican Pesos. Minera Pitalla has translated these accounts into Canadian Dollars for ease of presentation and future consolidation with the accounts of Pediment Exploration (See "Subsequent Events" – Note 8). Amounts in these statements have been translated into Canadian Dollars using the prevailing exchange rates for 2003 and 2004. For the purpose of these currency translations the following exchange rates were used:

Year	$CAD/Peso Exchange Rate
2003	8.7026
2004	9.3912

3. Accounts Receivable

The accounts receivable balance comprises the following:

		2004	2003
Taxes refundable	$	7,510	5,413
Sundry debtors		4,393	4,047
	$	11,903	9,460

7

10

	2004		2003	
Properties	Balance December 31	Addtions During the year	Balance December 31	Additions During the year
Caborca Project:				
Mining Concessions	1,424	96	1,433	1,432
Exploration Costs	51,404	30,776	22,260	12,550
	52,828	30,872	23,693	13,982
Las Colinas Project:				
Mining Concessions	5,431	--	5,861	5,861
Exploration Costs	21,516	18,516	3,237	3,237
	26,947	18,516	9,098	9,098
Texson Project:				
Mining Concessions	3,861	--	4,167	--
Exploration Costs	45,966	6,680	42,395	33,795
	49,827	6,680	46,562	33,795
Daniel Project:				
Mining Concessions	6,740	--	7,273	7,273
Exploration Costs	57,683	47,333	11,170	5,146
	64,423	47,333	18,443	12,419
Mel-Manuel Project:				
Mining Concessions	3,602	--	3,887	3,887
Exploration Costs	20,715	17,727	3,225	3,225
	24,317	17,727	7,112	7,112
Valenzuela Project:				
Mining Concessions	908	--	980	--
Exploration Costs	24,430	11,257	14,212	10,738
	25,338	11,257	15,192	10,738
Cochis Project:				
Mining Concessions	556	556	--	--
Exploration Costs	8,436	8,436	--	--
	8,992	8,992	--	--
General expenses	119,130	9,145	118,688	79,405
Total:				
Mining Concessions	22,522	652	23,601	18,453
Exploration Costs	349,280	149,870	215,187	148,096
Total Mineral Properties	371,802	150,522	238,788	166,549

9

11

The exploration costs for December 31, 2004 and 2003 comprises as follows:

	2004		2003	
Concept	Investment Amount	Additions	Investment Amount	Additions
Geological services	275,824	116,056	172,409	131,213
Tax on surfaces	25,315	19,827	5,922	5,464
Other taxes	6,735	2,719	4,333	–
Sampling and test	5,577	652	5,315	2,593
Fuel and gas	3,230	846	2,572	591
Travel expenses	10,047	3,806	6,735	1,549
Stationery	2,140	229	2,062	1,598
Miscellaneous	20,412	5,735	15,839	5,088
	349,280	149,870	215,187	148,096

5. Balances with Related Parties (See also note 8)

The balances of accounts payable to related parties as of December 31, 2004 y 2003 are:

	2004	2003
Pediment Exploration LTD	30,000	–
El Dragon Minerals, LLC	288,356	132,350
Alberto Navarro Mayer	57,566	62,122
Martha Elvia Carranza Jiménez	43,176	46,592
	419,098	241,064

Loans from related parties bear no interest and have no set terms of repayment.

6. Stockholders Equity

A. Capital Stock

The capital stock shown on the statement of financial position is represented by nominal and common shares, entirely subscribed and paid for, and its balance is made up as follows:

10

12

	2004	2003
600 shares with a par value of one hundred Mexican pesos each, representing the fixed capital stock.	6,389	6,894

B. Tax system applicable

Dividends paid and charged to accumulated income previously taxed with Income Tax (Account of Net Taxable Income) are not subject to be taxed. If dividends are paid and charged to accumulated income not previously taxed, the company shall pay a 30% tax.

In case of a decrease of capital stock, the amount of stockholders equity exceeding the updated contributed capital (Account of Contributed Capital) shall be taxed as if it were a dividend, according to the procedures provided by the income tax law.

As of December 31, 2004, **Compañía Minera Pitalla, S.A. de C.V.** has the following balances:

Account	Amount
Account of Contributed Capital	7,149
Account of Net Taxable Income	–
	7,149

7. Tax Environment

A. Income Tax and Tax on Assets

Pursuant to the tax laws in force, companies must pay income taxes or taxes on assets, whichever is greater.

To determine income taxes, specific rules exist to deduct expenses and recognize the inflationary effects. Such rules differ from generally accepted accounting principles. The applicable income tax rate is 33%.

11

13

The Tax on Assets Law sets forth a 1.8% tax on the assets, deducted from some liabilities.

Tax on Assets may offset Income Taxes paid when both are incurred in the same fiscal year. If such Income Tax were greater than such Tax on Assets, a refund request may be done for the inflation updated Tax on Assets paid in the ten previous fiscal years, provided that the Tax on Assets has exceeded the Income Tax in any of such fiscal years.

During 2004, the company did not incur on income tax not having calculation base. Likewise, did not incur Tax on Assets since the regulating law does not require its payment in the beginning fiscal years of operation.

B. Reconciliation between Accounting and Taxable Income

The followng is reconciliation between accounting and taxable income:

	Basis For Income Tax
Net loss:	(377)
Non deductible and taxable items:	
Accumulated Inflationary adjustment	7,157
Less: Deductible and non taxable items	
Allowed Amortization	3,166
Other items	38,809
Taxable loss	**(35,195)**

C. Generated losses subject to amortization

Pursuant to the income taxes law in force, the company have accumulated losses for 133,801 that could be reduced from future incomes, as follows:

12

14

Year- end		Amount to be reduced from income	Limit year to apply
2002	$	59,615	2012
2003		37,854	2013
2004		36,332	2014
	$	**133,801**	

8. Subsequent events

El Dragon Minerals is a Nevada based LLC created, among other things, to invest in Minera Pitalla, S.A. de C.V. Subsequent to year end shareholder's of Pitalla sold their interest in the company to El Dragon for a nominal monetary sum and the extinguishment of all loans owing by Pitalla to El Dragon. As such, loan amounts payable to El Dragon will be reclassified as paid in capital. El Dragon is distributing its 100% interest in Pitalla to its members on a pro-rata basis. El Dragon and its members will then sell their 100% interest in Pitalla to Pediment Exploration Ltd, a NEX board listed company, in return for 5.4 million common shares of Pediment stock, subject to regulatory approval.

Prior to the transactions noted above, accounts payable to Alberto Navarro Mayer and Martha Carranza in the amount of CAD $100,742 were paid on April 18, 2005 from funds advanced by El Dragon Minerals, LLC.

These notes are an integral part of the financial statements of **Compañia Minera Pitalla, S.A. de C.V.**, with figures as of December 31, 2004 and December 31, 2003.

13

SCHEDULE C

Pediment Financial Statements

P:\Clients\1-Sedar\Pediment\RTO-mex\Share Exchange Agreement - FINAL clean.doc

2

PEDIMENT EXPLORATION LTD.

(FORMERLY SKINNY TECHNOLOGIES INC.)

CONSOLIDATED FINANCIAL STATEMENTS

QUARTER ENDED MARCH 31, 2005 AND 2004

3

Pediment Exploration Ltd.

NOTICE OF NO AUDITOR REVIEW OF INTERIM FINANCIAL STATEMENTS

Under National Instrument 51-102, Part 4, subsection 4.3(3)(a), if an auditor has not performed a review of the interim financial statements, they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying un-audited interim financial statements of the company have been prepared by and are the responsibility of the company's management.
The company's independent auditor has not performed a review of these financial statements in accordance with the standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity's auditor.

"Stewart L. Lockwood"
President

"James G. Grinnell"
Chief Financial Officer

Date: May 26, 2005

4

PEDIMENT EXPLORATION LTD.

(formerly Skinny Technologies Inc.)

CONSOLIDATED BALANCE SHEETS

		March 31 2005		Sept. 30 2004
ASSETS				
CURRENT ASSETS				
Cash	$	300,095	$	1,753
Amounts receivable and prepaids		66,650		2,838
		366,745		4,591
EQUIPMENT (note 3)		-		12,600
	$	366,745	$	17,191
LIABILITIES				
CURRENT LIABILITIES				
Accounts payable and accrued liabilities	$	198,464	$	318,371
Loans payable (note 4)		0		41,546
Due to related parties (note 6)		0		45,211
		198,464		405,128
Convertible debenture payable (note 5)		409,500		-
SHAREHOLDERS' DEFICIENCY				
SHARE CAPITAL (note 5)		21,091,796		20,824,523
DEFICIT		(21,333,015)		(21,212,460)
		(241,219)		(387,937)
	$	366,745	$	17,191

Going concern (note 1)
Subsequent events (note 12)

APPROVED BY THE DIRECTORS

"Bradley T. Aelicks"
Director

"Stewart Lockwood"
Director

5

PEDIMENT EXPLORATION LTD.
(formerly Skinny Technologies Inc.)
STATEMENTS OF OPERATIONS AND DEFICIT
FOR THE THREE AND SIX MONTHS ENDED March 31

	Three Months 2005 Un-audited	Ended March 31 2004 Un-audited	Six Months 2004 Un-audited	Ended March 31 2004 Un-audited
EXPENSES				
Legal and audit (note 9(b))	$ 76,342	$ 15,456	$ 78,417	$ 22,886
Consultants and sub-contractors	15,720	90	23,220	1,040
Interest and financing costs	3,482	4,822	7,359	9,584
Transfer agent, listing and filing fees	9,542	9,421	12,669	10,865
Office and administration	912	7,113	1,061	7,310
Amortization	-	1,350	657	2,700
Travel	-	-	-	-
Investor relations and promotion	26,755	-	26,755	-
Less expense recoveries (note 7)	-	-	-	-
	132,753	38,252	150,158	54,385
Loss before other items	(132,753)	(38,252)	(150,158)	(54,385)
OTHER INCOME (EXPENSES)				
Investment and other income	-	-	-	-
Loss on disposal of subsidiaries	-	-	(416,252)	-
	-	-	(416,252)	-
Loss for the period	(132,752)	(38,252)	(566,410)	(54,385)
Deficit, beginning of the period	(21,200,263)	(21,236,375)	(20,766,605)	(21,220,242)
Deficit , end of the period	$ (21,333,015)	$ (21,274,627)	$ (21,333,015)	$ (21,274,627)
Earnings (loss) per share	$ (0.03)	$ (0.01)*	$ (0.15)	$ (0.02)*
Weighted average number of shares outstanding	34,433,385	3,150,244*	3,814,887	3,150,244*

* *restated to reflect the share consolidation on a 15 old for 1 new basis (note 1)*

6

PEDIMENT EXPLORATION LTD.
(formerly Skinny Technologies Inc.)
STATEMENTS OF CASH FLOWS
FOR THE THREE AND SIX MONTHS ENDED MARCH 31

	Three Months 2005 Un-audited	Ended March 31 2004 Un-audited	Six Months 2005 Un-audited	Ended March 31 2004 Un-audited
CASH PROVIDED FORM (USED IN)				
Income (loss) for the period	$ (132,752)	$ (38,252)	$ (566,410)	$ (54385)
Items not involving cash:				
Amortization	-	1,350	657	2,700
Loss on disposal of subsidiaries, net	-	-	416,252	-
Changes in non-cash working capital:				
Decrease (Increase) in receivables	28,290	(1,392)	(63,812)	(1,204)
Increase (Decrease) in accounts payable	71,072	8,125	(119,907)	17,280
	(33,390)	(30,169)	(333,226)	(35,600)
CASH FLOWS FROM FINANCING ACTIVITIES				
Shares issued for cash	(36,614)		267,273	
Convertible Debenture	-		409,500	
Due to related parties	(43,980)	18,220	(45,211)	18,439
	(80,594)	18,220	(631,562)	18,439
Net increase (decrease) in cash during the year	(113,984)	(11,949)	298,342	(17,170)
Cash, beginning of the period	414,079	10,820	1,753	16,041
Cash, end of the period	$ 300,095	$ (1,129)	$ 300,095	$ (1,129)

7

PEDIMENT EXPLORATION LTD.

(formerly Skinny Technologies Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended December 31, 2004 and 2003

1. GOING CONCERN

The Company is governed under the Business Corporations Act (British Columbia) and to July 31, 2001, its principal business activities were the acquisition, exploration and development of resource properties. On July 31, 2001, the Company completed the acquisition of 100% of the issued and outstanding shares of PODbook.com Ltd. ("PODbook"), a private company which provided Internet-based print related services using its proprietary SkinnyScript image encoding technology. On January 5, 2005 the Company agreed to the sale of all of its shares in PODbook to Daniel C. Walters, a former President of the Company. The effect of this transaction is reflected in these financial statements. On March 27, 2004, the Company received approval of its shareholders for a consolidation of its share capital on either a 10 old for 1 new basis or on a 15 old for 1 new basis and for a change of name. On September 10, 2004 the Company changed its name to Pediment Exploration Ltd. Effective September 21, 2004, the Company consolidated its capital on a 15 old for 1 new basis and its common shares commenced trading on the TSX Venture Exchange (NEX Board) under the symbol PEZ.H. The Company plans to return to the business of the acquisition, exploration and development of resource properties.

As at March 31, 2005, the Company had working capital of $168,281, which is sufficient to achieve the Company's planned business objectives. The effect of the disposal of PODbook reduced the accumulated deficit of the Company from $21,212,460 as at September 30, 2004 to a non-consolidated deficit of $21,200,263 as at December 31, 2004. These financial statements have been prepared on a going concern basis, which assumes the realization of assets and liquidation of liabilities in the normal course of business. The Company's ability to continue as a going concern is dependent on continued financial support from its shareholders and other related parties, the ability of the Company to raise equity financing, and the attainment of profitable operations, external financings and further share issuances to meet the Company's liabilities as they become payable. These financial statements do not include any adjustments to the carrying value or classification of recorded asset amounts and classification of liabilities that might be necessary, should the Company be unable to continue as a going concern.

2. BASIS OF PRESENTATION

These interim un-audited financial statements for the six months ended March 31, 2005 should be read in conjunction with the financial statements for the company's most recently completed fiscal year ended September 30, 2004. They do not include all disclosures required in annual financial statements but rather are prepared in accordance with recommendations for interim financial statements in conformity with Canadian generally accepted accounting principles. They have been prepared using the same accounting policies and methods as those used in the September 30, 2004 annual financial statements. Certain of the comparative figures have been reclassified to conform with the current period's presentation.

The preparation of interim financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the revenues and expenses during the reporting period. Actual results could differ from those estimates.

8

PEDIMENT EXPLORATION LTD.

(formerly Skinny Technologies Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three months ended December 31, 2004 and 2003

3. EQUIPMENT

As at March 31	Cost	Accumulated amortization	Loss on disposal	2005 Net book Value
Office equipment	$ 64,036	$ 52,095	(11,943)	$ -
Field equipment	9,000	9,000	-	-
	$ 73,036	$ 60,436		$ -

As at September 30	Cost	Accumulated amortization	2004 Net book Value
Office equipment	$ 64,036	$ 51,436	$ 12,600
Field equipment	9,000	9,000	-
	$ 73,036	$ 60,436	$ 12,600

4. LOANS PAYABLE

The loans payable were to two of the original shareholders of PODbook, one of whom is a former director and former president of the Company. The amounts due were in POBbook and were included with the disposal of the subsidiary.

5. SHARE CAPITAL

(a) Authorized:

100,000,000 common shares without par value

(b) Issued:

	Shares	Amount
Balance, September 30, 2002 and 2003	47,253,672	$ 20,824,523
Issued during the year		
Consolidation of capital on a 15 old for 1 new basis	(44,103,428)	-
Balance, September 30, 2004	3,150,244	$ 20,824,523
Issued during the period	1,235,000	267,273
Balance, March 31, 2005	4,385,244	$ 21,091,796

9

PEDIMENT EXPLORATION LTD.

(formerly Skinny Technologies Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three months ended December 31, 2004 and 2003

5. SHARE CAPITAL (continued)

Pursuant to a special resolution passed by shareholders March 27, 2004 and accepted by the TSX Venture Exchange effective on September 21, 2004, the Company consolidated its share capital on a 15 old for 1 new basis.

An aggregate of 6,400,000 shares issued during fiscal 2001 are subject to escrow restrictions, the release of which are subject to regulatory approval. On September 30, 2004, following the consolidation of share capital, an aggregate of 426,666 escrow shares remain outstanding, the release of which remains subject to regulatory approval.

During the period the Company completed a non-brokered private placement consisting of 1,135,000 units at $0.30 per unit, for gross proceeds of $340,500, and a convertible debenture in the amount of $409,500. Each unit consists of one common share and one-half share purchase warrant, with each whole warrant exercisable to acquire one additional common share at a price of $0.35 per share until December 16, 2005. The convertible debenture is convertible into units at a price of $0.30 of principal outstanding until December 31, 2006. Each unit will, on conversion, consist of one common share and one-half share purchase warrant, with each whole warrant exercisable to acquire one additional common share at a price of $0.35 per share until December 31, 2006. Conversion of the debt is subject to the Company becoming a Tier 2 Issuer pursuant to the policies of the TSX Venture Exchange.

A finder's fee of $28,350 and 100,000 units has been paid in connection with the private placement.

(c) Stock options and warrants

Pursuant to the policies of the Exchange, under the Company's stock option plan, options to purchase common shares have been granted to directors, employees and consultants at exercise prices determined by reference to the market value on the date of the grant.

	Options	Weighted average exercise price	Warrants	Weighted average exercise price
Outstanding, September 30, 2003	1,913,334	$0.15	-	-
Consolidation of capital, including options on a 15 old for 1 new basis	(1,785,778)	$0.15	-	-
Outstanding, September 30, 2004	127,556	$2.25	-	-
Warrants issued during period			617,500	$0.35
Outstanding, March 31, 2005	26,600	$2.25	617,500	$0.35

Outstanding stock options at March 31, 2005 expire on September 13, 2006. Effective January 31, 2005, 100,956 options were cancelled.

The warrants issued are for a one year term expiring on December 16, 2005.

10

PEDIMENT EXPLORATION LTD.

(formerly Skinny Technologies Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three months ended December 31, 2004 and 2003

5. SHARE CAPITAL (continued)

(d) Shares reserved for issuance:

	Shares
Outstanding at March 31, 2005 (note 5(b))	4,385,244
Convertible debenture (note 5(b))	2,047,500
Warrants (note 5(c))	617,500
Stock options (note 5(c))	26,600
Fully diluted at March 31, 2005	7,076,844

6. RELATED PARTY TRANSACTIONS

In addition to the loans payable disclosed in note 4, the Company has the following related party transactions and balances:

(a) Prior to 2001, the Company received loans from two companies related by virtue of a common director and officer. These loans were repaid during the period, the total at December 31, 2004 was nil. (September 30, 2004 $2,304) and is included in the amounts due to related parties as at September 30, 2004 and 2003.

As at December 31, 2004, The Company has received loans in the aggregate of $39,335 (at September 30, 2004 - $39,335) from two directors. The loans are payable on demand with interest at the rate of 10% per annum. These loans, plus accrued interest in the amount of $4,579 (September 30, 2004 - $3,506), are included in amounts due to related parties on September 30, 2004 and fully repaid during the quarter ended March 31, 2005.

(b) Management believes that legal fees paid or accrued to a law firm in which a director and officer of the Company is a partner are at prevailing commercial rates.

SCHEDULE D

EL Dragon Member Interests, Acquisition Shares and Additional Shares to be Issued

			Additional
Name of Member	EDM Membership Interest %	Acquisition Shares	Acquisition
			Shares (if
			Issued)

Melvin A. Herdrick	28.2464%	1,525,305	706,159
Mark S. Isaacs	18.9827%	1,025,065	474,567
Charles H. Troe	9.8499%	531,895	246,247
David Coffin	8.0476%	434,570	201,190
Eric Coffin	8.0476%	434,570	201,190
Matthew K. H. Hee	6.5144%	351,777	182,860
Shirley Isaacs	1.4683%	79,290	36,708
Jaime Fushille	1.3698%	73,970	34,245
Holly Merrill	1.0488%	56,635	26,220
Michael Fushille	0.6370%	34,398	15,925
Robert McCord	0.3425%	18,495	8,562
Kenneth Cates	0.3992%	21,556	9,980
Daniel Howard	0.2014%	10,875	5,035
Frank Fushille	0.1712%	9,245	4,280
Kenney Earle	0.2568%	13,867	6,420
Glenn Castillo	0.1712%	9,245	4,280

Ernest Pernet	7.4074%	400,000	185,185
Scott Hunter	1.8519%	100,000	46,296
Robert Newton	1.0684%	57,693	26,710
Nelson Martin	0.7123%	38,465	17,808
Roldan Chavez	0.3561%	19,230	8,902
Isabella Fuschille	1.3105%	70,767	32,720
Dr. & Mrs. Fushille	1.5386%	83,085	38,465

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SCHEDULE E Pitalla Material Contracts

1.	Contrato Preparatorio de Preomsa de Compra – Venta (Property Purchase

Agreement) by and between Marth Beatriz Encinas Ideco and Pitalla, dated July 13, 2004. IN DEFAULT

2.	Service Agreement by and between Servicios Jamm Integrales and Alberto Navarro Mayer, dated March 23, 2005._

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2

May 30 05 04:35p Mark Isaacs 413-832-3176 p.2

CONTRATO PREPARATORIO DE PROMESA DE COMPRA – VENTA

CONTRATO PREPARATORIO DE PROMESA DE COMPRA – VENTA que celebra como prominentes la Señora **MARTHA BEATRIZ ENCINAS ICEDO y COMPAÑÍA MINERA PITALLA, S.A. DE C.V.**, representada por el **C. ING. ALBERTO NAVARRO MAYER** el cual sujetan a las siguientes declaraciones y cláusulas:

Declaraciones

1.- Declara la Señora **Martha Beatriz Encinas Icedo**, prominente vendedor, que es la representante legal para la venta de los lotes mineros:

- **"SAN MARTIN" Exp. 321.1/4-199, Titulo 178127, con una superficie de 42 Hectáreas.**
- **"SAN MARTIN EXTENSION", Exp. 321.1/4-299, Titulo 182548, con una superficie de 19.15 Hectáreas.**

Los mencionados lotes mineros se encuentran ubicados en el Municipio de Villa Hidalgo, Sonora, en los linderos del Rancho de agostadero llamado LA VALENZUELA.

2.- Declaran ambos prominentes que han decidido libremente celebrar el presente contrato.

Cláusulas

Primera.- La Señora **Martha Beatriz Encinas Icedo**, promete y se obliga a celebrar, otorgar y firmar el contrato de compra – venta a favor de **Compañía Minera Pitalla, S.A. de C.V.**, representada por el **C. Ing. Alberto Navarro Mayer**, prominente comprador, respecto a los lotes mineros señalados en la declaración primera del presente contrato, en un plazo máximo de un mes, contado a partir de la fecha de firma de este contrato, obligándose por su parte el prominente comprador a comprar y adquirir los lotes mineros del presente contrato preparatorio, en la inteligencia de que el prominente vendedor celebra el contrato con el consentimiento de sus representados.

Segunda.- Ambas partes convienen expresamente en que el precio de la operación de compra – venta lo fijarán de común acuerdo, pero que nunca será inferior a la cantidad de **$50,000.00, US Dlls., (CINCUENTA MIL DOLARES AMERICANOS 00/100)**, renunciando el prominente a los beneficios de los artículos 2251, 2252 y demás relativos del Código Civil vigente.

Tercera.- El prominente comprador, acepta y se obliga a pagar por cuenta propia todos los impuestos superficiales semestrales y los pagos diferidos que se adeudan en los lotes mencionados en la primera Declaración en un termino de 18 días que vencen el 31 de Julio del presente año, con la finalidad de liberar dichos lotes de todo gravamen ante las autoridades de la Dirección de Minería.

Cuarta.- El prominente comprador, acepta y se obliga a pagar por su cuenta los gastos de escrituración correspondientes a los lotes referidos, así como los impuestos del IVA e ISR que se generen al momento de celebrarse el contrato de compra – venta prometido.

Quinta.- El prominente vendedor se obliga a pagar por cuenta propia todos los gastos generados por la legalización de cesión de derechos, cálculo de impuesto y todos los trámites ante la Dirección de Minería, en el caso de que no existieran.

Sexta.- Se conviene expresamente entre las partes, que todos lo pagos pactado en este contrato, como son el pago de impuestos superficiales semestrales y pago diferidos que se adeudan ante la

M. Beatriz Encinas Icedo

3

May 30 05 04:35p Mark Isaacs 413-832-3176 p.3

Dirección de Minería por parte del prominente vendedor, estos serán cubiertos por el prominente comprador, dándole esto el derecho único a la Compra-Venta, no pudiendo el prominente vendedor llevar a cabo ninguna negociación con Compañía y Persona Física alguna, sin que el prominente vendedor reponga todos los gastos efectuados con anterioridad por el prominente comprador.

Séptima.- Se conviene expresamente entre las partes en que de no celebrarse, firmarse y otorgarse el contrato de compra – venta prometido, en la fecha señalada en la cláusula primera, o sea máximo de seis meses a partir de la firma y celebración del contrato preparatorio, quedarán sin efecto tanto el contrato preparatorio como el contrato de compra – venta prometido, no teniendo derecho ninguno de los prominentes al pago de indemnización de ninguna naturaleza.

Octava.- Se conviene expresamente entre las partes, en que el presente contrato sólo da origen a obligaciones de hacer, en los términos de lo dispuesto por el artículo 2245 del Código Civil.

Novena.- Se conviene expresamente entre las partes, que aunque la cosa pase a tercero adquiriente de buena fe por cualquier título o causa, el prominente comprador no tendrá derecho al pago de daños y perjuicios ni a ninguna otra prestación o derecho, renunciando expresamente al beneficio que le concede el artículo 2247 y demás relativos del Código Civil.

Esta es una ampliación al contrato firmado el día 09 de Noviembre del 2002, debido a que los trámites legales y Gubernamentales de cesión de derechos llevados a cabo actualmente no han concluido y debido a que dichos tramites son ajenos a Compañía Minera Pitalla, S.A. de C.V., es necesario hacer esta ampliación.

Celebrado en Hermosillo, Sonora, México, a los 14 días del mes de Julio del año del 2004.

Prominente Vendedor

M. Beatriz Encinas I.

Martha Beatriz Encinas Icedo

Prominente Comprador

Compañía Minera Pitalla, S.A. de C.V.
Ing. Alberto Navarro Mayer
Representante Legal.

Testigo

C. Melvin Allen Herdrick

Testigo

C.P. Martha Elvia Carranza Jiménez.

4

JAMM SERVICE AGREEMENT ( SPANISH)

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SCHEDULE F

Pediment Material Contracts

INTENTIONALLY BLANK

SCHEDULE G

Permitted Encumbrances

[INTENTIONALLY BLANK]

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SCHEDULE H Properties of Pitalla

Pitalla’s mineral property holdings consist of mineral concessions located in Sonora State and Baja California, Mexico. Descriptions of specific concession groups are as follows:

Caborca Project

The Caborca area project consists of three non-contiguous concessions, namely the Pitalla, Martha and Diana concessions, totalling 667 hectares. The concessions are located within 25 km of the town of Caborca in Sonora State, Mexico, are held 100% by Pitalla and are in good standing.

Las Colinas Project

Las Colinas consists of two concessions, Cirio and Emily, totalling 3,306 hectares. The project is located 40 kilometres SE of La Paz in the state of Baja California Sur, México. The concessions are held 100% by Pitalla and are in good standing.

Texson Project

The Texson project consists of three concessions, namely Texson Fraction 1, 2 and 3. The concessions total 2,919 hectares and are located 150 kilometres northwest of Hermosillo in Sonora State, Mexico. The concessions are held 100% by Pitalla and are in good standing.

Daniel Project

The Daniel project consists of four concessions, Daniel 1, Daniel 2, Daniel 3, and Daniel 4 totalling 2,863 hectares. Daniel is located 40 kilometres northwest of Caborca in Sonora State, Mexico. The concessions are 100% owned by Pitalla and are in good standing.

Mel-Manuel Project

The Mel-Manuel project consists of two non-contiguous concessions, the Mel and Manuel, totalling 1,166 hectares. The project is located 110 kilometres northwest of Caborca in Sonora State, Mexico. The concessions are held 100% by Pitalla and are in good standing.

Valenzuela Project

The Valenzuela project consists of three contiguous concessions, the El Valle, San Martin and San Martin Extension, totalling 400 hectares. The project is located 100 kilometres southeast of Cananea in Sonora State, Mexico. The El Valle concession is 100% held by Pitalla while the San Martin concessions totalling 61 hectares and internal to the El Valle concession are optioned from a third party. The option requires a final payment of US$50,000 which is currently in default. The company plans to finalize the acquisition of the San Martin concessions but there is no guarantee that they will be acquired.

Cochis Project

The Cochis project consists of a single concession, the El Toro, totalling 250 hectares which was staked by the company in July 2004 and remains in good standing. The property is located 70 kilometres northeast of Hermosillo in Sonora State, Mexico.

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PITALLA CONCESSIONS AND PROPERTY TAXES PAID AT JANUARY 2005

Jan 17 05 07:40p Mark Isaacs 413-832-3176 p.3

Cía. Minera Pitalla, S. A. de C. V.

Concesiones Mineras

Pago de derechos sobre minería del 1er Semestre de 2005

Nombre del Lote	Mpio	No. de Exp.	No. de Título	Tipo de Concesión	Fecha de Titulación	Superficie	PAGO DE DERECHOS 2005	
							1er Sem	2do Sem
Proyecto								
SAN MARTIN	Villa Hidalgo, Son.	321.1/4/199	178127	**EXPLOTACION**	11-Jul-86	42.0000	3,708	0
SAN MARTIN EXTENSIÓN	Villa Hidalgo, Son.	321.1/4/299	182548	**EXPLOTACION**	27-Jul-88	19.1500	1,691	0
TEXSON FRACC 1	Trincheras, Sonora	82/28028	218568	**Exploración**	22-Nov-02	2,901.2317	17,436	0
TEXSON FRACC 2	Trincheras, Sonora	82/28028	218569	**Exploración**	22-Nov-02	8.8749	53	0
TEXSON FRACC 3	Trincheras, Sonora	82/28028	218570	**Exploración**	22-Nov-02	8.7704	53	0
EL VALLE	Villa Hidalgo, Son.	82/28034	218671	**Exploración**	03-Dic-02	338.8500	2,036	0
PITALLA	Caborca, Son.	82/28038	218703	**Exploración**	10-Ene-03	210.0000	1,262	0
DANIEL	Caborca, Son.	82/28070	218853	**Exploración**	22-Ene-03	9.0000	54	0
DIANA	Caborca, Son.	82/28071	218854	**Exploración**	22-Ene-03	56.0000	337	0
DANIEL 1	Caborca, Son.	82/28180	218819	**Exploración**	21-Ene-03	561.0000	3,372	0
MARTHA	Caborca, Son.	82/28391	219816	**Exploración**	01-Abr-03	371.0000	2,230	0
MEL	Puerto Peñasco, Son.	82/28410	219817	**Exploración**	16-Abr-03	20.0000	120	0
MANUEL	Puerto Peñasco, Son.	82/28417	219913	**Exploración**	07-May-03	1,146.3623	6,890	0
DANIEL 3	Caborca, Son.	82/28547	220708	**Exploración**	30-Sep-03	594.0942	3,571	0
DANIEL 4	Caborca, Son.	82/28553	220710	**Exploración**	30-Sep-03	1,658.4628	9,967	0
CIRIO	La Paz, B.C.S.	100/410	221072	**Exploración**	19-Nov-03	2,789.9356	16,768	0
EMILY	La Paz, B.C.S.	100/412	221074	**Exploración**	19-Nov-03	518.2385	3,115	0
EL TORO	Ures, Son.	82/28897	222584	**Exploración**	23-Jul-04	206.3540	417	0
PITALLA 2	Caborca, Son.	82/28038		**Exploración**			0	0
EL TORO	Ures, Son.	82/28897	222584	**Exploración**	23-Jul-04	206.3540	402	0
							0	
							73481	
					Total Proyecto	*11,252.9704*		*73,481*

Titular: Compañía Minera Pitalla, S. A. de C. V.
RFC: MPI 020813 3S5
REPRESENTANTE: Alberto Navarro Mayer
RFC: NAMA 540304 NQ6

Ing. Fco. Javier López Olivas
Asesor Técnico-Legal en Minería

Derechos Minera Pitalla10/01/2005 *Página 1*

SCHEDULE I
Options and Warrants Outstanding in Pediment

Stock Options Outstanding:
Number	Expiry Date	Exercise Price
26,600	September 13, 2006	$2.25
Share Purchase Warrants:
Number	Expiry Date	Exercise Price
617,500	December 16, 2005	$0.35
Convertible Debenture:
Principal Amount:	$409,500
Convertible until December 16, 2005 into:

1, 365,000 common shares and 682,500 warrants

Share Purchase Warrants on Debenture Conversion:

Number	Expiry Date	Exercise Price
682,500	December 16, 2006	$0.35

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SCHEDULE J

Name and Address of Shareholders Resident in the United States

Melvin A. Herdrick
P.O. Box 1631
Nogales, Arizona 85628

Mark S. Isaacs
601 Telegraph Canyon Road #340
Chula Vista, California 91910

Charles H. Troe
2410 Westridge Road
Los Angeles, California 90049

Matthew Hee
44-150 Nanamoana Street
Kaneohe, Hawaii 96744

Shirley M. Isaacs
P. O. Box 10280
Honolulu, Hawaii 96816

Holly Merrill
P. O. Box 1286
Sun Valley, Idaho 83353

Jaime Fushille
412 Stonebluff Road
El Paso, Texas 79912

Michael Fushille
804 Loring Street #1B
San Diego, California 92109

Robert C. McCord
6220 Burton Street
Romulus, Michigan 48174

Ken Cates
18262 Shore Drive
Kemp, Texas 75143

Daniel Howard
4553 Avenida Privado
Oceanside, California 92057

Frank Fushille
804 Loring Street #1B
San Diego, California 92109

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Kenney & Jenny Earle

15190 Willow Road Lakeside, California 92040

Glenn Castillo

7641 Heatherly Lane San Diego, California 92130

Robert Newton

19640 Biscayne Bay Drive Boca Raton, Florida 33498

Nelson W. Martin 6117 Pinehurst Drive El Paso, Texas 79912

Roldan Chavez 4925 Avila Lane El Paso, Texas 79922

Dr. & Mrs. Michael Fushille

1009 Broadmoor El Paso, Texas 79912

SCHEDULE K

Payments required to maintain Properties in Good Standing

Property Taxes:

US$8000 each 6 months. The next property tax payment is due by July 31, 2005

Annual Proof of Works Obligations:

Reports are required to prove that minimum exploration expenditures have been carried out on the properties. For calendar 2005 the total exploration expenditure required for Pitalla’s current properties is approximately US$ 50,000.00. These reports must be filed by May 2006.

All payments required to maintain Properties in Good Standing are subject to change based on currency fluctuations.

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SCHEDULE L

Option Payments required to be made on San Martin and San Martin Extension Properties

A final payment of US $50,000 is due under the San Martin Agreement

This agreement is currently in default.

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